Exhibit 99.2

Report of the Audit Committee

The 2011 Audit Committee of the Board of Directors of the Federal Home Loan Bank of Dallas (the “Bank”) was comprised of seven directors. Three of these directors were elected by a plurality of the Bank’s members at-large (independent directors) while four of these directors were elected by the Bank’s member institutions to represent a particular state in the Bank’s district (member directors). The members of the 2011 Audit Committee were Howard R. Hackney (Chairman), Ron G. Wiser (Vice Chairman), Mary E. Ceverha, Lee R. Gibson, Charles G. Morgan, Jr., Margo S. Scholin and Darryl D. Swinton.

The Audit Committee assists the Bank’s Board of Directors in fulfilling its oversight responsibilities for: (1) the integrity of the Bank’s financial statements; (2) the establishment of adequate control and governance processes; (3) the Bank’s compliance with legal and regulatory requirements; (4) the independent auditors’ qualifications and independence; (5) the performance of the Bank’s internal audit function and independent auditors; and (6) the Bank’s compliance with internal policies and procedures.

The Audit Committee has adopted and is governed by a written charter, which is attached as Exhibit 99.1 to this Annual Report on Form 10-K for the fiscal year ended December 31, 2011.

The 2012 Audit Committee (the “Committee”) has reviewed and discussed the Bank’s 2011 audited financial statements with management. The Committee has discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T. The Committee has received the written disclosures and the letter from the independent accountant required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Committee concerning independence, and has discussed with the independent accountant the independent accountant’s independence.

Based on the review and discussions referred to above, the Committee recommended to the Bank’s Board of Directors that the 2011 audited financial statements be included in the Bank’s Annual Report on Form 10-K for the year ended December 31, 2011.

Members of the 2012 Audit Committee

Ron G. Wiser, Chairman
Darryl D. Swinton, Vice Chairman
Mary E. Ceverha
Lee R. Gibson
Howard R. Hackney
Charles G. Morgan, Jr.
Margo S. Scholin